Theravance Reports Second Quarter 2013 Financial Results

Two U.S. Product Approvals in the Second Quarter 2013

SOUTH SAN FRANCISCO, CA -- (Marketwired - July 25, 2013) - Theravance, Inc. (NASDAQ: THRX) (the "Company") reported today its financial results for the quarter ended June 30, 2013. Revenue for the second quarter of 2013 was $1.3 million. Net loss for the second quarter of 2013 was $36.4 million or $0.37 per diluted share. Cash and cash equivalents, short-term investments and marketable securities totaled $533.3 million as of June 30, 2013.

"We had a very exciting second quarter, with two FDA approvals: BREO™ ELLIPTA™ in COPD and VIBATIV® in hospital-acquired pneumonia, and the announcement of the planned separation of the late-stage respiratory assets partnered with GSK from our biopharmaceutical operations to create two independent publicly traded companies," said Rick E Winningham, Chief Executive Officer. "In the second half of 2013, we anticipate a number of significant events: the launch of BREO™ ELLIPTA™ in the U.S., a potential decision on RELVAR™ ELLIPTA™ in the EU, a PDUFA goal date in December 2013 for ANORO™ ELLIPTA™, results from Phase 2 studies of TD-9855 and TD-4208 and potential completion of the separation into two companies. Overall, we believe Theravance is in a strong position, focusing on its strategy of advancing medicines in areas of unmet medical need."

Respiratory Programs with GlaxoSmithKline plc (GSK)

RELVAR™ ELLIPTA™ or BREO™ ELLIPTA™ (Fluticasone Furoate/Vilanterol, FF/VI)

In May 2013, the U.S. Food and Drug Administration (FDA) approved BREO™ ELLIPTA™ (FF/VI 100/25 mcg) as an inhaled long-term, once-daily maintenance treatment of airflow obstruction in patients with chronic obstructive pulmonary disease (COPD), including chronic bronchitis and/or emphysema. It is also indicated to reduce exacerbations of COPD in patients with a history of exacerbations. It is not indicated for the relief of acute bronchospasm or the treatment of asthma. Following FDA approval, it is anticipated that BREO™ ELLIPTA™ will be made available in the U.S. by GSK during the third or fourth quarter of 2013. BREO™ ELLIPTA™ is a combination of the inhaled corticosteroid (ICS), FF, and the long-acting beta2 agonist (LABA), VI. Combination treatment FF/VI (BREO™ in the U.S. and proposed brand name, RELVAR™, in the EU) is administered by a new dry powder inhaler called ELLIPTA™. The Marketing Authorization Application for RELVAR™ ELLIPTA™ for COPD and asthma is currently under review by the European Medicines Agency.

In July 2013, Health Canada approved BREO™ ELLIPTA™ 100/25mcg for the long-term, once-daily maintenance treatment of airflow obstruction in patients with COPD, including chronic bronchitis and/or emphysema, and for the reduction of exacerbations of COPD in patients with a history of exacerbations. Following its authorization for use in the treatment of COPD, it is anticipated BREO™ ELLIPTA™ 100/25 mcg will be made available in Canada by GSK by the end of 2013.

In July 2013, the license application for the use of RELVAR™ ELLIPTA™ in patients with COPD was withdrawn from the current Japanese New Drug Application (JNDA). The review of FF/VI for use in patients with asthma is continuing to progress through the normal Japanese regulatory process as part of this JNDA. The majority of LABA/ICS use in Japan is currently for asthma, and not COPD. GSK and Theravance are currently determining next steps and possible clinical studies of FF/VI for the treatment of Japanese patients with COPD to support the resubmission.

In June 2013, GSK presented a poster on qualitative assessment of ELLIPTA™, its dry powder inhaler, by patients who participated in Phase 3 clinical trials of FF/VI for COPD and asthma, at the European Academy of Allergy and Clinical Immunology & World Allergy Organization World Allergy & Asthma Congress 2013 held in Milan, Italy.

In September 2013, GSK will be presenting data on ELLIPTA™ from Phase 3 studies of FF/VI at the European Respiratory Society Annual Congress held in Barcelona, Spain.

ANORO™ ELLIPTA™ (Umeclidinium Bromide/Vilanterol, UMEC/VI)

UMEC/VI (proposed brand name ANORO™) is a once-daily investigational medicine, combining a long-acting muscarinic antagonist (LAMA), UMEC, and a LABA, VI, for the maintenance treatment of patients with COPD. UMEC/VI is administered by the ELLIPTA™ dry powder inhaler.

UMEC/VI is under regulatory review by the FDA, European Medicines Agency and the Japanese Ministry of Health, Labor and Welfare. The Prescription Drug User Fee Act goal date is December 18, 2013. Regulatory submissions for UMEC/VI have been submitted in a number of countries worldwide.

In September 2013, GSK will be presenting data on Phase 3 and Phase 1 studies of UMEC/VI at the European Respiratory Society Annual Congress held in Barcelona, Spain.

Inhaled Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA) - GSK961081

GSK961081 ('081) is an investigational, single molecule bifunctional bronchodilator with both muscarinic antagonist and beta2 receptor agonist activities. GSK recently initiated preclinical Phase 3 enabling studies in the combination '081/FF program. For '081 monotherapy, Theravance was recently informed by GSK that the Phase 3 study will not be initiated in 2013.

In September 2013, GSK will be presenting data on a Phase 2 pharmacokinetic study of '081 at the European Respiratory Society Annual Congress held in Barcelona, Spain.

Bacterial Infections Program

VIBATIV® (telavancin)

In June 2013, the FDA approved VIBATIV® for the treatment of adult patients with hospital-acquired and ventilator-associated bacterial pneumonia (HABP/VABP) caused by susceptible isolates of Staphylococcus aureus when alternative treatments are not suitable. VIBATIV® is a bactericidal, once-daily, injectable lipoglycopeptide antibiotic also approved in the U.S. and Canada for the treatment of adult patients with complicated skin and skin structure infections (cSSSI) caused by susceptible Gram-positive bacteria, including Staphylococcus aureus, both methicillin-resistant (MRSA) and methicillin-susceptible (MSSA) strains. Theravance intends to reintroduce VIBATIV® into the U.S. market with the product available for order from pharmaceutical wholesalers. Theravance is continuing to evaluate commercialization alternatives in the U.S.

Central Nervous System (CNS)/Pain Programs

Norepinephrine and Serotonin Reuptake Inhibitor - TD-9855

TD-9855 is an investigational norepinephrine and serotonin reuptake inhibitor for the treatment of central nervous system conditions such as Attention-Deficit/Hyperactivity Disorder (ADHD) and chronic pain. TD-9855 is being evaluated in an ongoing Phase 2 study in adult patients with ADHD and in an ongoing Phase 2 study in patients with fibromyalgia. Both studies are progressing and results from the Phase 2 study in ADHD and fibromyalgia are anticipated to be reported late this year and during the first half of 2014, respectively.

Theravance Respiratory Program

Long-Acting Muscarinic Antagonist (LAMA) - TD-4208

TD-4208, an investigational LAMA for the treatment of COPD, is being evaluated in an ongoing randomized, double-blind, multiple-dose Phase 2b study to examine pharmacodynamics, safety and tolerability, and pharmacokinetics. Enrollment is progressing well and results from the Phase 2b study are anticipated to be reported in the second half of 2013.

Corporate Development

Separation Strategy

In April 2013, Theravance announced that its Board of Directors approved plans to separate its businesses into two independent publicly traded companies. One company, referred to as "Royalty Management Co" in this press release, will focus on managing all development and commercial responsibilities under the LABA collaboration with GSK and associated potential royalty revenues from RELVAR™ ELLIPTA™ or BREO™ ELLIPTA™, ANORO™ ELLIPTA™ and VI monotherapy, with the intention of providing a consistent return of capital to stockholders. The other company, referred to as "Theravance Biopharma" in this press release, will be a biopharmaceutical company focused on discovery, development and commercialization of small-molecule medicines in areas of significant unmet medical need. The result will be two independent, publicly traded companies with different business models enabling investors to align their investment philosophies with the strategic opportunities and financial objectives of the two independent companies.

Redemption of 3% Convertible Subordinated Notes due 2015 ("2015 Notes")

In June 2013, Theravance called for redemption of $172.5 million of its 2015 Notes pursuant to the provisional "soft call" redemption right in the indenture governing the 2015 Notes. Any 2015 Notes outstanding on July 5, 2013 were to be redeemed in cash for 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. All of the 2015 Notes were converted into shares of Theravance's common stock at a conversion rate of 38.6548 shares per $1,000 principal amount (equivalent to a conversion price of approximately $25.87 per share).

Financial Results

Revenue

Revenue was $1.3 million for the second quarter of 2013 compared with $1.4 million for the same period in 2012, a decrease of $0.1 million. For the first six months of 2013, revenue was $2.7 million, compared with $128.5 million for the same period in 2012. The decrease in 2013 was primarily due to the January 6, 2012 termination of the Company's global collaboration arrangement with Astellas Pharma Inc. for the development and commercialization of VIBATIV®, which resulted in the Company's recognition of all remaining deferred revenue under that agreement.

Research and Development

Research and development expense for the second quarter of 2013 increased to $31.7 million compared with $29.5 million for the same period in 2012. The increase in the second quarter of 2013 was primarily due to higher external R&D costs resulting from ongoing enrollment of Phase 2 clinical studies of TD-9855 in fibromyalgia and ADHD, a Phase 2b study of TD-4208 in COPD, as well as costs associated with the Company's preclinical and late-stage discovery programs in 2013. Total external research and development expense for the second quarter of 2013 was $12.6 million compared with $11.0 million for the same period in 2012. Total research and development stock-based compensation expense for the second quarter of 2013 was $4.5 million compared with $3.5 million for the same period in 2012.

General and Administrative

General and administrative expense for the second quarter of 2013 increased to $11.4 million from $7.6 million for the same period in 2012. The increase in the second quarter of 2013 was primarily due to an increase in external legal and accounting fees in connection with the Company's strategic initiatives, as well as an increase in external costs in connection with commercialization activities related to VIBATIV®. Total general and administrative stock-based compensation expense for the second quarter of 2013 was $2.7 million compared with $2.4 million for the same period in 2012.

Cash and Cash Equivalents, Short-Term Investments and Marketable Securities

Cash and cash equivalents, short-term investments and marketable securities totaled $533.3 million as of June 30, 2013, a decrease of $25.1 million during the second quarter. The decrease was primarily due to the BREO™ ELLIPTA™ registrational milestone fee of $30.0 million paid to GSK and cash used in operations, partially offset by $15.4 million net cash received from employee stock transactions, $8.2 million cash net of third party expenses for the termination of the Company's royalty participation agreement with Elan Corporation, plc, and net proceeds of $6.7 million received from the Company's private placements of common stock to an affiliate of GSK.

Conference Call and Webcast Information

As previously announced, Theravance has scheduled a conference call to discuss this announcement beginning at 5:00 p.m. Eastern Daylight Time today. To participate in the live call by telephone, please dial (877) 837-3908 from the U.S., or (973) 890-8166 for international callers. Those interested in listening to the conference call live via the internet may do so by visiting Theravance's web site at www.theravance.com. To listen to the live call via the internet, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on Theravance's web site for 30 days through August 24, 2013. An audio replay will also be available through 11:59 p.m. Eastern Daylight Time on August 1, 2013 by dialing (855) 859-2056 from the U.S., or (404) 537-3406 for international callers, and entering confirmation code 12425288.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates and strategic collaborations with pharmaceutical companies. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections, and central nervous system (CNS)/pain. Theravance's key programs include: RELVAR™ ELLIPTA™ or BREO™ ELLIPTA™ (FF/VI), ANORO™ ELLIPTA™ (UMEC/VI) and MABA (Bifunctional Muscarinic Antagonist-Beta2 Agonist), each partnered with GlaxoSmithKline plc, and its oral Peripheral Mu Opioid Receptor Antagonist program. By leveraging its proprietary insight of multivalency to drug discovery, Theravance is pursuing a best-in-class strategy designed to discover superior medicines in areas of significant unmet medical need. For more information, please visit Theravance's web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

RELVAR™, BREO™, ANORO™ and ELLIPTA™ are trademarks of the GlaxoSmithKline group of companies. The use of the brand names ANORO™ and RELVAR™ has not yet been approved by any regulatory authority.

VIBATIV® is a registered trademark of Theravance, Inc.

BREO™ ELLIPTA™ Important Safety Information (U.S.)

BREO™ ELLIPTA™ is contraindicated in patients with severe hypersensitivity to milk proteins or who have demonstrated hypersensitivity to either fluticasone furoate, vilanterol, or any of the excipients.

BREO™ ELLIPTA™ should not be initiated in patients during rapidly deteriorating or potentially life-threatening episodes of COPD, or as rescue therapy for the treatment of acute episodes of bronchospasm, which should be treated with an inhaled, short-acting beta2-agonist.

BREO™ ELLIPTA™ should not be used more often than recommended, at higher doses than recommended, or in conjunction with other medications containing LABAs, as an overdose may result.

Oropharyngeal candidiasis has occurred in patients treated with BREO™ ELLIPTA™.

An increase in the incidence of pneumonia has been observed in subjects with COPD receiving the fluticasone furoate/vilanterol combination, including BREO™ ELLIPTA™ 100 mcg/25 mcg, in clinical trials. There was also an increased incidence of pneumonias resulting in hospitalization. In some incidences these pneumonia events were fatal.

Patients who use corticosteroids are at risk for potential worsening of existing tuberculosis; fungal, bacterial, viral, or parasitic infections; or ocular herpes simplex. A more serious or even fatal course of chickenpox or measles may occur in susceptible patients.

Particular care is needed for patients who have been transferred from systemically active corticosteroids to inhaled corticosteroids because deaths due to adrenal insufficiency have occurred in patients with asthma during and after transfer from systemic corticosteroids to less systemically available inhaled corticosteroids.

Hypercorticism and adrenal suppression may occur with very high dosages or at the regular dosage of inhaled corticosteroids in susceptible individuals.

Caution should be exercised when considering the coadministration of BREO™ ELLIPTA™ with long-term ketoconazole and other known strong CYP3A4 inhibitors because increased systemic corticosteroid and cardiovascular adverse effects may occur.

Inhaled medicines can produce paradoxical bronchospasm, which may be life-threatening. Vilanterol, the LABA in BREO™ ELLIPTA™, can produce clinically significant cardiovascular effects in some patients. Decreases in bone mineral density have been observed with long-term administration of products containing inhaled corticosteroids, as have glaucoma, increased intraocular pressure, and cataracts.

The most common adverse reactions (≥3% and more common than in placebo) reported in two 6-month clinical trials with BREO™ ELLIPTA™ (and placebo) were nasopharyngitis, 9% (8%); upper respiratory tract infection, 7% (3%); headache, 7% (5%); and oral candidiasis, 5% (2%). In addition to the events reported in the 6-month studies, adverse reactions occurring in ≥3% of the subjects treated with BREO™ ELLIPTA™ in two 1-year studies included COPD, back pain, pneumonia, bronchitis, sinusitis, cough, oropharyngeal pain, arthralgia, hypertension, influenza, pharyngitis, diarrhea, peripheral edema, and pyrexia.

BREO™ ELLIPTA™ is not indicated for the relief of acute bronchospasm or the treatment of asthma. The safety and efficacy of BREO ELLIPTA in patients with asthma have not been established. Long-acting beta2-adrenergic agonists (LABAs), such as vilanterol, one of the active ingredients in BREO™ ELLIPTA™, increase the risk of asthma-related death. A placebo-controlled trial with another LABA (salmeterol) showed an increase in asthma-related deaths in subjects receiving salmeterol. This finding with salmeterol is considered a class effect of all LABAs, including vilanterol.

Full US Prescribing Information, including BOXED WARNING and Medication Guide is available at us.gsk.com.

VIBATIV® Important Safety Information (U.S.)

Mortality
Patients with pre-existing moderate/severe renal impairment (CrCl ≤50 mL/min) who were treated with VIBATIV® for hospital-acquired bacterial pneumonia/ventilator-associated bacterial pneumonia had increased mortality observed versus vancomycin. Use of VIBATIV® in patients with pre-existing moderate/severe renal impairment (CrCl ≤50 mL/min) should be considered only when the anticipated benefit to the patient outweighs the potential risk.

Nephrotoxicity
New onset or worsening renal impairment occurred in patients who received VIBATIV®. Renal adverse events were more likely to occur in patients with baseline comorbidities known to predispose patients to kidney dysfunction and in patients who received concomitant medications known to affect kidney function.

Monitor renal function in all patients receiving VIBATIV® prior to initiation of treatment, during treatment, and at the end of therapy. If renal function decreases, the benefit of continuing VIBATIV® versus discontinuing and initiating therapy with an alternative agent should be assessed.

Fetal Risk
Women of childbearing potential should have a serum pregnancy test prior to administration of VIBATIV®. Avoid use of VIBATIV® during pregnancy unless the potential benefit to the patient outweighs the potential risk to the fetus. Adverse developmental outcomes observed in three animal species at clinically relevant doses raise concerns about potential adverse developmental outcomes in humans. If not already pregnant, women of childbearing potential should use effective contraception during VIBATIV® treatment.

Contraindication
VIBATIV® is contraindicated in patients with a known hypersensitivity to the drug.

Hypersensitivity Reactions
Serious and potentially fatal hypersensitivity reactions, including anaphylactic reactions, may occur after first or subsequent doses. VIBATIV® should be used with caution in patients with known hypersensitivity to vancomycin.

Geriatric Use
Telavancin is substantially excreted by the kidney, and the risk of adverse reactions may be greater in patients with impaired renal function. Because elderly patients are more likely to have decreased renal function, care should be taken in dose selection in this age group.

Infusion Related Reactions
VIBATIV® is a lipoglycopeptide antibacterial agent and should be administered over a period of 60 minutes to reduce the risk of infusion-related reactions. Rapid intravenous infusions of the glycopeptide class of antimicrobial agents can cause "Red-man Syndrome" like reactions including: flushing of the upper body, urticaria, pruritus, or rash.

QTc Prolongation
Caution is warranted when prescribing VIBATIV® to patients taking drugs known to prolong the QT interval. In a study involving healthy volunteers, VIBATIV® prolonged the QTc interval. Use of VIBATIV® should be avoided in patients with congenital long QT syndrome, known prolongation of the QTc interval, uncompensated heart failure, or severe left ventricular hypertrophy.

Most Common Adverse Reactions
The most common adverse reactions (greater than or equal to 10% of patients treated with VIBATIV®) were diarrhea, taste disturbance, nausea, vomiting, and foamy urine.

Full Prescribing Information, including Boxed Warning and Medication Guide in the U.S., is available at www.VIBATIV.com.

This press release contains and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to: plans for executing the separation of Theravance into two independent companies, the expected timing of the separation, expectations for the amount and estimated duration of the funding of Theravance Biopharma at the time of the separation, the strategies, plans and objectives of the two companies following the separation, expectations related to the staffing of the two companies, the timing, manner and amount of anticipated potential returns of capital to stockholders if the separation is consummated, the possible tax effects of the separation, the status and timing of clinical studies, data analysis and communication of results, the potential benefits and mechanisms of action of product candidates, the enabling capabilities of Theravance's approach to drug discovery and its proprietary insights, expectations for product candidates through development and commercialization, the timing of seeking regulatory approval of product candidates and the commercialization of telavancin. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: delays in preparing audited financial statements for Theravance Biopharma, difficulties in effecting the registration of Theravance Biopharma as a public company, failure to obtain necessary consents from third parties, changes in the development or operations of Theravance prior to the separation that could affect the plans for the separation or the cash available for the initial funding of the independent companies, delays encountered in obtaining, or the failure to obtain, the receipt of a private letter ruling from the Internal Revenue Service (should Theravance seek to effect the separation on a tax-free basis), the anticipated separation of Theravance into two independent companies or the intended return of capital to stockholders, the potential that results from clinical or non-clinical studies indicate product candidates are unsafe or ineffective, Theravance's dependence on third parties to conduct Theravance's clinical studies, delays or failure to achieve regulatory approvals for product candidates, risks of collaborating with third parties to discover, develop and commercialize products and risks associated with establishing distribution capabilities for telavancin with appropriate technical expertise and supporting infrastructure. Other risks affecting Theravance are described under the heading "Risk Factors" contained in Theravance's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 1, 2013 and the risks discussed in Theravance's other periodic filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

(THRX-F)

                              THERAVANCE, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share data)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
                                    2013       2012       2013       2012
                                 ---------  ---------  ---------  ---------
                                      (unaudited)           (unaudited)

Revenue from collaborative
 arrangements                    $   1,327  $   1,430  $   2,671  $ 128,529

Operating expenses:
  Research and development (1)      31,739     29,549     58,155     62,751
  General and administrative (1)    11,374      7,590     19,689     15,447
                                 ---------  ---------  ---------  ---------
Total operating expenses            43,113     37,139     77,844     78,198
                                 ---------  ---------  ---------  ---------

Income (loss) from operations      (41,786)   (35,709)   (75,173)    50,331

Interest and other income
 (expense), net (2)                  8,381         90      7,145        145
Interest expense                    (3,024)    (1,501)    (5,761)    (3,002)
                                 ---------  ---------  ---------  ---------
Net income (loss)                $ (36,429) $ (37,120) $ (73,789) $  47,474
                                 =========  =========  =========  =========

Net income (loss) per share:
Basic                            $   (0.37) $   (0.42) $   (0.76) $    0.55
                                 =========  =========  =========  =========
Diluted                          $   (0.37) $   (0.42) $   (0.76) $    0.53
                                 =========  =========  =========  =========

Weighted average shares:
Basic                               97,603     89,169     96,964     86,379
                                 =========  =========  =========  =========
Diluted                             97,603     89,169     96,964     95,044
                                 =========  =========  =========  =========

 (1)  Amounts include stock-based compensation expense for the three months and six months ended June 30 as follows (in thousands):

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
                                    2013       2012       2013       2012
                                 ---------  ---------  ---------  ---------
                                      (unaudited)           (unaudited)

Research and development         $   4,508  $   3,541  $   8,305  $   7,070
General and administrative           2,654      2,438      4,952      5,144
                                 ---------  ---------  ---------  ---------
Total stock-based compensation
 expense                         $   7,162  $   5,979  $  13,257  $  12,214
                                 =========  =========  =========  =========

(2)   Amount includes $8.2 million for cash received less third party expenses from the termination of the Company's royalty participation agreement with Elan Corporation, plc for the three and six months ended June 30, 2013 and a noncash charge of $1.4 million resulting from a decrease in the estimated fair value of the capped call instruments related to the Company's convertible subordinated notes issued in January 2013 for the six months ended June 30, 2013.

                              THERAVANCE, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (In thousands)
                                                    June 30,    December 31,
                                                      2013          2012
                                                 ------------- -------------
                                                  (unaudited)       (1)
                                                 ------------- -------------

Assets
  Cash, cash equivalents, short-term
   investments, and marketable securities        $     533,325 $     343,683
  Other current assets                                   5,982         5,130
  Inventory                                              8,240         7,514
  Property and equipment, net                            8,952         9,154
  Other assets                                          38,205         3,101
                                                 ------------- -------------
    Total assets                                 $     594,704 $     368,582
                                                 ============= =============

Liabilities and stockholders' equity
  Current liabilities (2)                        $      38,646 $      29,966
  Deferred revenue, non-current                          5,753         6,014
  Convertible subordinated notes                       459,960       172,500
  Other long-term liabilities                            4,698         5,074
  Stockholders' equity                                  85,647       155,028
                                                 ------------- -------------
    Total liabilities and stockholders' equity   $     594,704 $     368,582
                                                 ============= =============

(1)   The condensed consolidated balance sheet amounts at December 31, 2012 are derived from audited financial statements.

(2)   Amounts include current portion of deferred revenue of $9.0 million and $4.6 million as of June 30, 2013 and December 31, 2012, respectively.

Contact Information:

Michael W. Aguiar
Senior Vice President and Chief Financial Officer
650-808-4100
investor.relations@theravance.com